Liberty Energy Inc. Announces Third Quarter 2025 Financial and Operational Results
October 16, 2025
Liberty Energy Inc. (NYSE: LBRT; “Liberty” or the “Company”) today reported third quarter 2025 financial and operational results.
Summary Results and Highlights
•Revenue of $947 million, a 9% sequential decrease
•Net income of $43 million, or $0.26 fully diluted earnings per share (“EPS”)
•Adjusted EBITDA1 of $128 million
•Distributed $13 million to shareholders through cash dividends
•Increased quarterly cash dividend by 13% to $0.09 per share beginning fourth quarter of 2025
•Achieved quarterly record pumping efficiency and tons of sand sold from Liberty mines
•Launched Forge, Liberty’s large language model for intelligent asset orchestration
•Total power generation capacity increasing to over one gigawatt expected to be delivered through 2027
•Appointed Alice Yake (Jackson) to the Board of Directors, bringing decades of experience in energy infrastructure and power generation
“Liberty achieved revenue of $947 million and Adjusted EBITDA of $128 million in the third quarter, despite a slowdown in industry completions activity and market pricing pressure. Our team delivered solid operational results, once again delivering the highest combined average daily pumping efficiency and safety performance in Liberty’s history,” commented Ron Gusek, Chief Executive Officer. “The team remains committed to driving outstanding results for our customers while navigating current market challenges. While we anticipate market headwinds to persist in the near term, we are well positioned to capitalize on opportunities when conditions improve. Our leadership in technology innovation and service quality delivers differential results, strengthening long-term relationships and reinforcing our competitive position through cycles.”
“Our digiPrime fleets are achieving outstanding performance and leading efficiency metrics across the company. Several fleets deployed with our largest customers broke new records for pumping hours, horsepower hours, and proppant volumes pumped during the quarter. Additionally, our team’s uniquely engineered digiPrime pumps are realizing measurable cost improvements relative to conventional technologies. Early indications show total maintenance costs savings are greater than 30% on digiPrime pumps,” continued Mr. Gusek. “Across our fleet, we are also driving meaningful efficiencies for our customers with our AI-driven automated and intelligent rate and pressure control software, StimCommander. Fleet automation is driving a 65% improvement in the time to deliver the desired fluid injection rate and a 5% to 10% improvement in hydraulic efficiency. Our cloud-based large language model, Forge, further empowers StimCommander with intelligent asset orchestration through continuous AI optimization.”
“Liberty’s power opportunities continue to strengthen as sophisticated electricity consumers seeking dynamic, flexible solutions are recognizing the value of having an advantaged energy partner that provides a solution aligned with their specific needs. Liberty is in close engagement with potential customers with large, highly transient power demand that will benefit from rapid deployment schedules with high reliability power solutions at grid competitive prices,” continued Mr. Gusek. “Liberty customers will have a key partner that offers a fully integrated energy solution spanning on-site power, fuel management, and the option for grid integration and attributes.”
“We are confident in the growth trajectory of our power business and are expanding our power deliveries in anticipation of customer conversions from our expansive pipeline of opportunities. We are in the process of
1    “Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Please see the supplemental financial information in the table under “Reconciliation of Net Income to EBITDA and Adjusted EBITDA” at the end of this earnings release for a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to its most directly comparable GAAP financial measure.
2    “Adjusted Net (Loss) Income” and “Adjusted Net (Loss) Income per Diluted Share” are not presented in accordance with U.S. GAAP. Please see the supplemental financial information in the table under “Reconciliation of Net Income and Net Income per Diluted Share to Adjusted Net (Loss) Income and Adjusted Net (Loss) Income per Diluted Share” at the end of this earnings release for a reconciliation of the non-GAAP financial measures of Adjusted Net (Loss) Income and Adjusted Net (Loss) Income per Diluted Share to the most directly comparable GAAP financial measures.

securing additional power generation, bringing our total capacity to over one gigawatt to be delivered through 2027, and we expect further increases will be necessary to meet the growing demand for our services,” continued Mr. Gusek.
“Our strategic investments are targeted at accelerating the growth of our power business and advancing completion technologies that reinforce our competitive edge,” commented Mr. Gusek. “Earlier this week, we raised our quarterly cash dividend by 13% to reflect confidence in our future and a continued commitment to delivering long-term value to shareholders.”
Outlook
Industry frac activity has now fallen below levels required to sustain North American oil production. Oil producers, which comprise a vast majority of North American frac activity, opted to moderate completions against a backdrop of macroeconomic uncertainty and after exceeding production targets during the first half of the year. Slowing trends in oil markets have more than offset increased demand for natural gas fleet activity where long-term fundamentals remain encouraging in support of LNG export capacity expansion and rising power consumption.
Moderation in activity anticipated in the near term is transitory in nature. Global oil oversupply is expected to peak during the first half of 2026. Many shale oil producers are targeting relatively flat oil production, requiring modest activity improvement in the coming year from current levels, and long-term gas demand and related completions activity continue to be on a favorable trajectory. Together, these factors set the backdrop for improving frac fundamentals later in 2026, assuming commodity futures prices remain supportive.
Lower industry activity and underutilized fleets in today’s frac markets are driving pricing pressure, primarily for conventional fleets. This slowdown is accelerating equipment attrition and fleet cannibalization, setting the stage for a more constructive supply and demand balance of industry frac fleets in the future. An improvement in frac activity coupled with tightening frac capacity would support better pricing dynamics.
The outlook for higher quality, next generation fleets remains strong, as operators continue to demand next generation fleets that provide significant fuel savings, emissions benefits, and operational efficiencies. Liberty’s digiTechnologies platform continues to see significant demand and more favorable economics through cycles, and leverages our total service platform with scale advantages, integrated services, and robust digital technologies.
“Although industry frac activity has declined since early 2023, the Liberty team has consistently outperformed markets by staying relentlessly focused on customer success and alignment of shared priorities. During the third quarter, we further strengthened our simulfrac offering with the reallocation of horsepower for long-term partners,” commented Mr. Gusek. “We remain focused on expanding competitive advantages through cycles, allowing us to navigate softer anticipated conditions in the months ahead while remaining well-positioned to react swiftly when demand for frac services rises.”
“Structural demand for power continues to strengthen, as evidenced by large-scale, long duration power commitments across the industry. AI compute load represents a meaningful long-term growth opportunity, and broader electrification trends and industrial reshoring efforts are also driving incremental, steady base load demand. At the same time, the grid is facing mounting reliability and capacity challenges driven by increased intermittent generation and a lack of investment in transmission infrastructure,” continued Mr. Gusek. “Liberty’s on-site power solutions are fully customizable power plants that provide consumers with reliability and clarity around power costs, serving as a strategic hedge against potentially significant increases in grid power prices. We are excited by the momentum we are seeing in power opportunities and are well positioned to deliver an unparalleled offering in the years ahead.”
Cash Dividend
During the quarter ended September 30, 2025, the Company paid a quarterly cash dividend of $0.08 per share of Class A common stock, or approximately $13 million in aggregate to shareholders.
On October 14, 2025, the Board declared a cash dividend of $0.09 per share of Class A common stock, to be paid on December 18, 2025 to holders of record as of December 4, 2025.

Future declarations of quarterly cash dividends are subject to approval by the Board of Directors and to the Board’s continuing determination that the declarations of dividends are in the best interests of Liberty and its stockholders. Future dividends may be adjusted at the Board’s discretion based on market conditions and capital availability.
Third Quarter Results
For the third quarter of 2025, revenue was $947 million, a decrease of 17% from $1.1 billion in the third quarter of 2024 and a decrease of 9% from $1.0 billion in the second quarter of 2025.
Net income (after taxes) totaled $43 million for the third quarter of 2025 compared to $74 million in the third quarter of 2024 and $71 million in the second quarter of 2025.
Adjusted Net (Loss) Income2 totaled ($10 million) for the third quarter of 2025 compared to $76 million in the third quarter of 2024 and $20 million in the second quarter of 2025.
Adjusted EBITDA1 of $128 million for the third quarter of 2025 decreased 48% from $248 million in the third quarter of 2024 and decreased 29% from $181 million in the second quarter of 2025.
Fully diluted earnings per share of $0.26 for the third quarter of 2025 compared to $0.44 for the third quarter of 2024 and $0.43 for the second quarter of 2025.
Adjusted Net (Loss) Income per Diluted Share2 of $(0.06) for the third quarter of 2025 compared to $0.45 for the third quarter of 2024 and $0.12 for the second quarter of 2025.
Please refer to the tables at the end of this earnings release for a reconciliation of Adjusted EBITDA, Adjusted Net (Loss) Income, and Adjusted Net (Loss) Income per Diluted Share (each, a non-GAAP financial measure) to the most directly comparable GAAP financial measures.
Balance Sheet and Liquidity
As of September 30, 2025, Liberty had cash on hand of $13 million and total debt of $253 million, drawn on the secured asset-based revolving credit facility. Total liquidity, including availability under the credit facility, was $146 million as of September 30, 2025.
In July 2025, Liberty expanded its credit facility to provide for a $225 million increase in aggregate commitments to $750 million, subject to borrowing base limitations.
Conference Call
Liberty will host a conference call to discuss the results at 8:30 a.m. Mountain Time (10:30 a.m. Eastern Time) on Friday, October 17, 2025. Presenting Liberty’s results will be Ron Gusek, President and Chief Executive Officer, and Michael Stock, Chief Financial Officer.
Individuals wishing to participate in the conference call should dial (833) 255-2827, or for international callers, (412) 902-6704. Participants should ask to join the Liberty Energy call. A live webcast will be available at http://investors.libertyenergy.com. The webcast can be accessed for 90 days following the call. A telephone replay will be available shortly after the call and can be accessed by dialing (877) 344-7529, or for international callers (412) 317-0088. The passcode for the replay is 6314706. The replay will be available until October 24, 2025.
About Liberty
Liberty Energy Inc. (NYSE: LBRT) is a leading energy services company. Liberty is one of the largest providers of completion services and technologies to onshore oil, natural gas, and enhanced geothermal energy producers in North America. Liberty also owns and operates Liberty Power Innovations LLC, providing advanced distributed power and energy storage solutions for the commercial and industrial, data center, energy, and mining industries. Liberty was founded in 2011 with a relentless focus on value creation through a culture of innovation and excellence and the development of next generation technology. Liberty is headquartered in Denver, Colorado. For more information, please visit www.libertyenergy.com and www.libertypowerinnovations.com, or contact Investor Relations at IR@libertyenergy.com.

Non-GAAP Financial Measures
This earnings release includes unaudited non-GAAP financial and operational measures, including EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share, and Adjusted Pre-Tax Return on Capital Employed (“ROCE”). We believe that the presentation of these non-GAAP financial and operational measures provides useful information about our financial performance and results of operations. We define Adjusted EBITDA as EBITDA adjusted to eliminate the effects of items such as non-cash stock-based compensation, new fleet or new basin start-up costs, fleet lay-down costs, gain or loss on the disposal of assets, gain or loss on investments, net, bad debt reserves, transaction and other costs, the loss or gain on remeasurement of liability under our tax receivable agreements, and other non-recurring expenses that management does not consider in assessing ongoing performance.
Our board of directors, management, investors, and lenders use EBITDA and Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation, depletion, and amortization) and other items that impact the comparability of financial results from period to period. We present EBITDA and Adjusted EBITDA because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under U.S. GAAP.
We present Adjusted Net (Loss) Income and Adjusted Net (Loss) Income per Diluted Share because we believe such measures provide useful information to investors regarding our operating performance by excluding the after-tax impacts of unusual or one-time benefits or costs, including items such as gain or loss on investments, net and transaction and other costs, primarily because management views the excluded items to be outside of our normal operating results. We define Adjusted Net (Loss) Income as net income after eliminating the effects of such excluded items and Adjusted Net (Loss) Income per Diluted Share as Adjusted Net (Loss) Income divided by the number of weighted average diluted shares outstanding. Management analyzes net income without the impact of these items as an indicator of performance to identify underlying trends in our business.
We define ROCE as the ratio of adjusted pre-tax net income (adding back income tax and certain adjustments that include tax receivable agreement impacts, gain or loss on investments, net, and transaction and other costs, when applicable) for the twelve months ended September 30, 2025 to Average Capital Employed. Average Capital Employed is the simple average of total capital employed (both debt and equity) as of September 30, 2025 and September 30, 2024. ROCE is presented based on our management’s belief that this non-GAAP measure is useful information to investors when evaluating our profitability and the efficiency with which management has employed capital over time. Our management uses ROCE for that purpose. ROCE is not a measure of financial performance under U.S. GAAP and should not be considered an alternative to net income, as defined by U.S. GAAP.
Non-GAAP financial and operational measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial and operational measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with U.S. GAAP. See the tables entitled Reconciliation and Calculation of Non-GAAP Financial and Operational Measures for a reconciliation or calculation of the non-GAAP financial or operational measures to the most directly comparable GAAP measure.

Forward-Looking and Cautionary Statements
The information above includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein concerning, among other things, statements about our expected growth from recent acquisitions, expected performance, future operating results, oil and natural gas demand and prices and the outlook for the oil and gas industry, outlook for the power industry, future global economic conditions, improvements in operating procedures and technology, our business strategy and the business strategies of our customers, the impact of policy, legislative, and regulatory changes, the deployment of fleets in the future, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, return of capital to stockholders, business strategy and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “outlook,” “project,” “plan,” “position,” “believe,” “intend,” “achievable,” “forecast,” “assume,” “anticipate,” “will,” “continue,” “potential,” “likely,” “should,” “could,” and similar terms and phrases. However, the absence of these words does not mean that the statements are not forward-looking. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. The outlook presented herein is subject to change by Liberty without notice and Liberty has no obligation to affirm or update such information, except as required by law. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this earnings release will not be achieved. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in Liberty's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in “Item 1A. Risk Factors” included in our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q, and in our other public filings with the SEC. These and other factors could cause our actual results to differ materially from those contained in any forward-looking statements.
Contact:
Michael Stock
Chief Financial Officer
Anjali Voria, CFA
Vice President of Investor Relations
303-515-2851
IR@libertyenergy.com

Liberty Energy Inc.
Selected Financial Data
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Statement of Operations Data:	(amounts in thousands, except for per share data)
Revenue	$947,397	$1,042,521	$1,138,578	$2,967,379	$3,371,587
Costs of services (exclusive of depreciation, depletion, and amortization shown separately below)	769,761	812,107	840,274	2,343,484	2,458,752
General and administrative (1)	58,284	58,344	58,614	182,403	169,300
Transaction and other costs	—	—	—	811	—
Depreciation, depletion, and amortization	122,981	129,366	126,395	380,089	372,886
(Gain) loss on disposal of assets, net	(1,210)	5,631	6,017	7,766	6,105
Total operating costs and expenses	949,816	1,005,448	1,031,300	2,914,553	3,007,043
Operating (loss) income	(2,419)	37,073	107,278	52,826	364,544
(Gain) loss on investments, net	(68,353)	(68,242)	2,727	(155,883)	(4,474)
Interest expense, net	10,902	10,162	8,589	30,607	23,715
Net income before income taxes	55,032	95,153	95,962	178,102	345,303
Income tax expense	11,977	24,137	22,158	43,920	81,186
Net income	43,055	71,016	73,804	134,182	264,117
Net income per common share:
Basic	$0.27	$0.44	$0.45	$0.83	$1.59
Diluted	$0.26	$0.43	$0.44	$0.81	$1.55
Weighted average common shares outstanding:
Basic	161,959	161,865	164,741	161,921	165,755
Diluted	165,066	164,243	168,595	165,126	169,947

Other Financial and Operational Data
Capital expenditures (2)	$113,034	$134,046	$162,835	$367,958	$438,909
Adjusted EBITDA (3)	$127,679	$180,798	$247,811	$476,627	$765,853

(1)General and administrative costs for the nine months ended September 30, 2025 include $10.2 million of non-cash stock-based compensation expense related to the resignation of the Company’s former Chief Executive Officer upon confirmation as Secretary of Energy of the United States.
(2)Net capital expenditures presented above include investing cash flows from purchase of property and equipment, excluding acquisitions, net of proceeds from the sales of assets.
(3)Adjusted EBITDA is a non-GAAP financial measure. See the tables entitled “Reconciliation and Calculation of Non-GAAP Financial and Operational Measures” below.

Liberty Energy Inc.
Condensed Consolidated Balance Sheets
(unaudited, amounts in thousands)
	September 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$13,454	$19,984
Accounts receivable and unbilled revenue	573,801	539,856
Inventories	184,420	203,469
Prepaids and other current assets	122,733	85,214
Total current assets	894,408	848,523
Property and equipment, net	1,925,871	1,890,998
Operating and finance lease right-of-use assets	398,358	356,435
Other assets	135,928	119,402
Investment in equity securities	148,820	81,036
Total assets	$3,503,385	$3,296,394
Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$559,673	$571,305
Current portion of operating and finance lease liabilities	117,530	95,218
Total current liabilities	677,203	666,523
Long-term debt	253,000	190,500
Noncurrent portion of operating and finance lease liabilities	255,454	247,888
Deferred tax liability	180,883	137,728
Payable pursuant to tax receivable agreements	67,180	74,886
Total liabilities	1,433,720	1,317,525

Stockholders’ equity:
Common stock	1,620	1,619
Additional paid in capital	970,123	977,484
Retained earnings	1,113,968	1,019,517
Accumulated other comprehensive loss	(16,046)	(19,751)
Total stockholders’ equity	2,069,665	1,978,869
Total liabilities and equity	$3,503,385	$3,296,394

Liberty Energy Inc.
Reconciliation and Calculation of Non-GAAP Financial and Operational Measures
(unaudited, amounts in thousands)
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Net income	$43,055	$71,016	$73,804	$134,182	$264,117
Depreciation, depletion, and amortization	122,981	129,366	126,395	380,089	372,886
Interest expense, net	10,902	10,162	8,589	30,607	23,715
Income tax expense	11,977	24,137	22,158	43,920	81,186
EBITDA	$188,915	$234,681	$230,946	$588,798	$741,904
Stock-based compensation expense	7,301	8,101	8,121	33,482	22,318
(Gain) loss on investments, net	(68,353)	(68,242)	2,727	(155,883)	(4,474)
(Gain) loss on disposal of assets, net	(1,210)	5,631	6,017	7,766	6,105
Transaction and other costs	—	—	—	811	—
Provision for credit losses	1,026	627	—	1,653	—
Adjusted EBITDA	$127,679	$180,798	$247,811	$476,627	$765,853

Reconciliation of Net Income and Net Income per Diluted Share to Adjusted Net (Loss) Income and Adjusted Net (Loss) Income per Diluted Share
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Net income	$43,055	$71,016	$73,804	$134,182	$264,117
Adjustments:
Less: (Gain) Loss on investments, net	(68,353)	(68,242)	2,727	(155,883)	(4,474)
Add back: Transaction and other costs	—	—	—	811	—
Total adjustments, before income taxes	(68,353)	(68,242)	2,727	(155,072)	(4,474)
Income tax effect of adjustments	(15,756)	(17,373)	656	(38,303)	(1,051)
Adjusted Net (Loss) Income	$(9,542)	$20,147	$75,875	$17,413	$260,694

Diluted weighted average common shares outstanding	165,066	164,243	168,595	165,126	169,947
Net income per diluted share	$0.26	$0.43	$0.44	$0.81	$1.55
Adjusted Net (Loss) Income per Diluted Share	$(0.06)	$0.12	$0.45	$0.11	$1.53

Calculation of Adjusted Pre-Tax Return on Capital Employed
	Twelve Months Ended
	September 30,
	2025	2024
Net income	$186,075
Add back: Income tax expense	49,995
Add back: Loss on remeasurement of liability under tax receivable agreements (1)	3,210
Less: Gain on investments, net	(200,636)
Add back: Transaction and other costs	811
Adjusted Pre-tax net income	$39,455
Capital Employed
Total debt	$253,000	$123,000
Total equity	2,069,665	1,968,998
Total Capital Employed	$2,322,665	$2,091,998

Average Capital Employed (2)	$2,207,332
Adjusted Pre-Tax Return on Capital Employed (3)	2%

(1)Loss on remeasurement of the liability under tax receivable agreements is a result of a change in the estimated future effective tax rate and should be excluded in the determination of adjusted pre-tax return on capital employed.
(2)Average Capital Employed is the simple average of Total Capital Employed as of September 30, 2025 and 2024.
(3)Adjusted Pre-tax Return on Capital Employed is the ratio of Adjusted pre-tax net income for the twelve months ended September 30, 2025 to Average Capital Employed.